THE TAIWAN FUND, INC. REVIEW
August 2007

HSBC Investment (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) dropped by 3.8% in U.S. dollar terms in August. Foreign investors and proprietary traders net sold NT$ 171.4 billion and NT$ 0.6 billion, respectively. Local institutions net bought NT$ 39.9 billion. In terms of sector performance, the banking sector was the worst performer, dropping 9.7% MoM on the back of concerns over exposure to CDOs. The textile sector under-performed, dropping 1.1% while the plastics and steel sectors managed to out-perform on the back of their defensiveness and high yield nature. On the economic front, in 2Q07, Taiwan’s GDP growth accelerated to a 5.07% annualized rate. In July, Taiwan’s seasonally-adjusted unemployment rate dropped 0.03 ppts to 3.87%. Export orders rose to US$29.7bn, with annual growth up 23.5% in July; as a result, the economy continues to accelerate. Since Taiwan still is exposed to the US economy, it will be hit if the US sub prime issues turn uglier and affect US consumption and investment.
Fund Performance Review:
The Taiwan Fund, Inc. (the “Fund”) underperformed its benchmark by 2.1% in August. Underweight positions in the banking sector and the optical sector contributed positively to the Fund’s performance. Overweight positions in the Integrated Circuit (“IC”) design sector and underweight positions in the operator sector negatively contributed to the Fund’s performance.
Investment Strategy:
The Taiex was volatile in August against a backdrop of sub-prime loan concerns and worries of a global economic slowdown. Panic selling saw the Taiex dive below 8,000 points in mid-August, followed by a quick rebound with the global stock market recovery. This recovery was driven by central banks’ efforts to inject funds into the financial system, and the US Fed’s discount rate cut. This eased market fears of a possible US economic slowdown.
We believe the market will remain volatile near term with US news flow likely to continue to have some impact on the local market. Over the mid term, we remain positive on Taiwan, given: (1) strong corporate earnings (from the China market and tech cycle upturn); (2) liquid conditions; and (3) more market-friendly government policies in the run up to the presidential election in March next year. The recent correction gave us opportunities to accumulate quality stocks on the back of political driven rally in our view.
While the real impact of the sub-prime loans issue remains unquantifiable, China continues to post strong economic growth which we believe will be sufficient to keep Taiwan companies’ China operation from being impacted by this issue. In terms of sector allocation, we have an over weight position in technology, with overweight in IC design. We maintained an under-weight position in cyclical, mainly in petrochemical. We have an underweight position in the financial sector.
Total Fund Sector Allocation

	% of	% of
As of 8/31/07	Total Fund	TAIEX
PC & Peripherals	15.5	18.54
IC Design	12.0	4.36
Semiconductor Manufacturing	9.5	11.30
Electronic Components	8.6	3.76
Financial Services	7.9	13.37
Telecommunication	7.6	8.13
TFT-LCD	5.6	5.67
Construction	4.3	1.58
Iron & Steel	4.3	3.27
Electronics	3.5	1.74
Textiles	3.5	1.78
Transportation	3.2	2.31
Memory IC	2.5	2.40
Athletic Footware	1.8	0.00
Plastics	1.4	7.34
Petroleum Services	1.2	0.00
Glass & Ceramics	1.1	0.31
Chemicals	1.0	1.05
Wholesale & Retail	0.9	0.84
Paper & Pulp	0.8	0.31
Golf Equipment	0.1	0.00
Electric & Machinery	0.0	0.96
Others	0.0	5.83
Automobile	0.0	0.78
Foods	0.0	1.04
Rubber	0.0	0.89
Elec. Appliance & Cable	0.0	0.53
Tourism	0.0	0.20
Computer Service and Software	0.0	0.00
Cement	0.0	1.36
Biotech	0.0	0.35
Securities	0.0	0.00
Total	96.3	100.00
Cash	3.7

Technology	64.8	55.90
Non-Technology	23.6	30.73
Financial	7.9	13.37
Total Net Assets: US$388.40 Million
Top 10 Holdings of Total Fund Portfolio

As of 8/31/07	% of Total Portfolio
MediaTek Inc.	6.12

Hon Hai Precision Industry Co. Ltd.	5.85

Taiwan Semiconductor Manufacturing Co. Ltd	3.96

China Steel Corp.	3.64

Synnex Technology International Corp.	3.52

Cathay Financial Holding Co. Ltd.	3.04

Au Optronics Corp.	2.96

Siliconware Precision Industries Co.	2.94

Merry Electronics Co. Ltd.	2.89

Ruentex Development Co. Ltd.	2.68

Total	37.60
NAV: US$23.73 Price: US$21.43 Discount:-9.69%
No. of Shares: 16.4Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index(b)	TAIEX Total Return Index(d)
One Month	-5.00	-3.84	-2.98
Fiscal Year to Date (c)	36.46	35.44	40.11
One Year	36.46	35.44	40.11
Three Years	23.14	17.15	21.67
Five years	16.11	14.36	N/A
Ten Years	-0.69	-2.22	N/A
Since Inception	11.22	11.39	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 07/31/07	As of 08/31/07
TAIEX	9287.25	8982.16
% change in NTD terms	4.55	-3.29
% change in USD terms	4.33	-3.84
NTD Daily avg. trading volume (In Billions)	228.71	156.59
USD Daily avg. trading volume (In Billions)	6.97	4.75
NTD Market Capitalization (In Billions)	23355.72	21957.13
USD Market Capitalization (In Billions)	711.87	665.39
FX Rate: (NT$/US$)	32.809	32.999

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Fund Manager: Shirley Yang

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